Exhibit 11.1

Ankit Consulting Services, Inc.

30211 Avenida de Las Banderas, Suite # 200, Rancho Santa Margarita, CA 92688

Phone: 949-683-3034, Facsimile: 949-271-4737

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion, in this Registration A Offering Statement as a part, of the report dated August 29, 2018 relative to the financial statements of Global Cancer Technologies, Inc. and Subsidiaries as of December 31, 2017 and 2016 and for the years ended December 31, 2017 and 2016.

We also consent to the reference to my firm under the caption "Experts" in such Offering Statement.

/s/Ankit Consulting Services, Inc.

Ankit Consulting Services, Inc.

Certified Public Accountants Rancho Santa Margarita, CA

December 14, 2018